Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information has been marked with a “[***]”.

DEVELOPMENT SERVICES AGREEMENT

This DEVELOPMENT SERVICES AGREEMENT (this “Agreement”), is entered into as of August 4, 2021 (the “Effective Date”), by and between Levo Mobility LLC, a Delaware limited liability company (the “Company”), and Nuvve Holding Corp., a Delaware corporation (together with any Affiliate providing Services hereunder pursuant to Section 1(d), the “Service Provider”). The Company and the Service Provider are referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Company LLC Agreement.

WHEREAS, on the Effective Date, the Company entered into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Company LLC Agreement”), in order to engage in the Business;

WHEREAS, the Company desires to engage the Service Provider to provide the comprehensive services described in this Agreement to the Company and all of its Subsidiaries (collectively, the “Company Group”) with respect to the Business, including any assets that the Company Group may acquire and own after the Effective Date (collectively, the “Company Group Assets”); and

WHEREAS, the Service Provider is willing to undertake such engagement, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1 Services.

(a) Generally. From and after the Effective Date and until the termination of this Agreement in accordance with Section 6, the Service Provider shall provide to the Company Group on the terms and conditions set forth in this Agreement: (i) the services set forth on Schedule I attached to this Agreement; (ii) operational, commercial, research and development, engineering, business development, legal, regulatory, accounting, treasury, finance, such other services as may be necessary for or useful to the Business and the Company Group Assets and other services as may be mutually agreed in writing by the Parties; and (iii) such other administrative or other activities as are reasonably necessary or useful in carrying out the duties and services set forth above, or as are reasonably inferable from the foregoing or the terms of this Agreement (such services described in this Section 1(a), collectively, the “Services”); provided, that the Company may remove any Service in its sole discretion by delivery of notice to the Service Provider, and the Service Provider shall cease providing such Service as soon as reasonably practicable after receipt of such notice. The Service Provider shall reasonably promptly advise and inform the Company of any event that the Service Provider has actual knowledge, which does, or would reasonably be likely to, have a material adverse effect on the Company Group, the Business or the Company Group Assets, taken as a whole.

(b) Employees.

(i) The Service Provider shall select, employ and pay compensation (including the payment of all social security taxes, unemployment taxes and similar payments related thereto) as well as employee benefits and any applicable severance to all personnel and employees of the Service Provider who are necessary for, and dedicated solely to, the performance of the Services, unless such personnel and employees are employed by the Company (each such personnel and employee other than those employed by the Company, a “Dedicated Employee”). Each Dedicated Employee (including, for the avoidance of doubt, any replacement thereof) shall be approved by the Company, with Company Approval, prior to providing any Services as a Dedicated Employee; provided, that the Company may (x) revoke such Company Approval with regard to any such Dedicated Employee at any time by providing notice to the Service Provider, and such Dedicated Employee shall cease providing Services as a Dedicated Employee and shall no longer be considered a Dedicated Employee immediately upon the Service Provider’s receipt of such notice and (y) make recommendations with respect to a replacement for such Dedicated Employee and the Service Provider will use reasonable efforts to consider such recommendations in good faith; provided, that if the Service Provider does not employ any such recommended replacement, the Company may recommend additional replacements for such Dedicated Employee. The Dedicated Employees shall devote substantially all of their professional time to the performance of the Services, and the Service Provider shall supervise and direct all Dedicated Employees (for the avoidance of doubt, the Dedicated Employees shall not be permitted to devote any time to any Business Opportunities other than those pursued by the Company). Notwithstanding the foregoing, upon advance written notice, the Company, in its sole discretion and acting with Company Approval, may elect to, as applicable, (x) cause the Service Provider to promptly terminate a Dedicated Employee following such individual’s receipt of an offer of employment from the Company or its Subsidiaries for a comparable position on comparable terms of employment and (y) cause the Service Provider to transfer any of its Affiliates (including, for the avoidance of doubt, any such Affiliate contemplated by the following sentence) engaged primarily in employing Dedicated Employees to the Company on customary terms and conditions (including a customary indemnity to the Company with respect to such Dedicated Employees and such Affiliate, as applicable). For purposes of the foregoing, at such time as the Service Provider reasonably deems appropriate or useful based on the number of Dedicated Employees, the Service Provider shall use commercially reasonable efforts to cause a newly formed Affiliate to employ such Dedicated Employees (such Affiliate’s purpose being limited solely to such employment of the Dedicated Employees), subject to Company Approval; provided, that the Service Provider shall consider the opinions and recommendations of the Company in good faith when determining the appropriateness or usefulness of forming such new Affiliate. Notwithstanding anything to the contrary herein, the Company, in its sole discretion and acting with Company Approval, may elect to employ any employee that would, but for the Company’s election, become a Dedicated Employee in accordance with this Agreement. Following any such election and employment by the Company, (x) during the Initial Development Period, the Service Provider shall make monthly payments (no later than five (5) Business Days following the end of each calendar month) to the Company with respect to any such employee in an amount sufficient to cover the employment related costs and expenses of such employee such that the Company would be in the same economic position if such employee was instead a Dedicated Employee employed by Service Provider or its Affiliates, and (y) following the Initial Development Period, the Company shall partially reimburse Service Provider with respect to each such employee as set forth in Section 3(a) such that Service Provider and Company would each be in the same economic position as if such employee was instead a Dedicated Employee employed by Service Provider or its Affiliates.

(ii) The Service Provider shall select, employ and pay compensation (including the payment of all social security taxes, unemployment taxes and similar payments related thereto) as well as employee benefits and any applicable severance to all other personnel and employees of the Service Provider who are not Dedicated Employees but who are necessary for the performance of the Services, including, for the avoidance of doubt, such personnel and employees dedicated in part to the performance of Services (each such personnel and employee, an “Occasional Employee”). The Service Provider shall supervise and direct all such Occasional Employees.

(iii) The Company may also employ its own personnel and employees for utilization by the Service Provider in its performance of the Services (each, a “Company Employee”). The Company Employees shall, at all times during the term of this Agreement and while such employees remain employed by the Company, be employees of the Company and shall not be employees of the Service Provider, and such Company Employees will serve at the sole discretion and supervision of the Company. The Company shall pay all compensation and employee benefits and any applicable severance for all Company Employees.

(iv) During the term of this Agreement, in accordance with Section 1(b)(i) and Section 1(b)(ii), the Service Provider shall provide a sufficient number, as reasonably determined by the Company, of personnel and employees to enable the Service Provider to perform the Services in accordance with this Agreement.

(v) The Service Provider shall hold all Dedicated Employees employed in accordance with Section 1(b)(i) and all Occasional Employees employed in accordance with Section 1(b)(ii) to a standard at least as stringent in all material respects as that to which all of the Service Provider’s employees are held pursuant to the rules, regulations and policies observed by the Service Provider in the ordinary course of business. In no event, however, shall such standard fall below that set forth in Section 2(a) below.

(c) Separateness. In performing the Services under this Agreement, the Service Provider shall not take any action, or cause any of its Affiliates to take any action, that would cause any member of the Company Group to violate Section 5.14 of the Company LLC Agreement.

(d) Delegation of the Services.

(i) The Parties acknowledge and agree that the Service Provider shall cause its applicable Affiliates to provide the Services if necessary, and employ the Dedicated Employees pursuant to Section 1(b)(i) or employ the Occasional Employees pursuant to Section 1(b)(ii), as applicable, in each case, subject to Company Approval.

(ii) The Parties acknowledge and agree that the provision of certain of the Services may, with Company Approval, be supported by third-party service providers, including those providers that have been used in the past in connection with the Business or the Company Group Assets and such new independent contractors, independent accountants, outside legal counsel and consultants, in each case, that are capable of performing the Services in accordance with the terms of this Agreement, including the standards set forth in Section 2, as determined in the Service Provider’s good faith judgment and in accordance with Section 2(c) (“Third-Party Providers”). Without limiting the generality of the foregoing, the Company shall have the right to enter into direct arrangements with Third-Party Providers to provide any of the Services. At the election of the Company, the Service Provider shall coordinate with such Third-Party Providers to provide the applicable Service.

(iii) Notwithstanding any delegation to Affiliates or Third-Party Providers pursuant to this Section 1(d), the Service Provider shall remain liable for its obligations under this Agreement, whether or not delegated, including the provision of Services substantially in the same manner as immediately prior to such delegation and in accordance with the standard of performance set forth in Section 2 and the other terms of this Agreement; provided, however, that the Service Provider shall not be responsible for any Services provided by a Third-Party Provider pursuant to a direct written arrangement between the Company and such Third-Party Provider.

(e) Suspension of Services. Upon the occurrence and during the continuation of any material breach by the Company of its payment or other obligations (when due) set forth herein that is not cured within fifteen (15) days after the Company’s receipt of written notice thereof, then without limitation of Service Provider’s other rights hereunder (including termination pursuant to Section 6), at law or in equity, Service Provider shall be entitled to suspend performance of the Services until such material breach by the Company has been fully and finally cured; provided, that the Service Provider shall not be entitled to suspend performance of the Services to the extent the Company’s breach of this Agreement was caused primarily by the actions or inactions of Service Provider or any Dedicated Employee or Occasional Employee.

Section 2 Standard of Performance.

(a) Generally. The Service Provider shall perform the Services: (i) in a good, workmanlike and efficient manner in accordance with prudent industry standards and practices, and in accordance in all material respects with all applicable laws and the terms of applicable Contracts, Permits, licenses and other agreements to which the Business or any of the Company Group Assets or the assets of the Service Provider or any of its Subsidiaries are bound (in each case to the extent the Service Provider has access to or has received copies of such Contracts, Permits, licenses and other agreements); (ii) as a reasonable and prudent owner and operator of the Business in the industry, including as it applies to the preservation and protection of intellectual property; and (iii) with at least the same degree of diligence and care that the Service Provider exercises with respect to the ownership and operation of its own assets and those of its Affiliates, in each case, for the avoidance of doubt, consistent with the applicable size, scope and growth of the Business.

(b) Prohibited Activities.

(i) In conducting the Services under this Agreement, the Service Provider shall not undertake any activity or fail to take any action that would violate, in any material respect: (A) any applicable law; (B) any Contract or Permit to which a member of the Company Group, the Business, any Company Group Asset or the Service Provider or any of its Affiliates is bound (in each case to the extent the Service Provider has access to or has received copies of such Contracts, Permits, licenses and other agreements); or (C) any of the Transaction Documents. The Service Provider shall provide prompt notice to the Company of any activity or action undertaken in performing the Services or in connection with or pursuant to this Agreement that it reasonably believes would violate any applicable law, Contract, Permit or Transaction Document in any material respect, and the Service Provider shall use commercially reasonable efforts to avoid any such violation and to continue to provide the Services as set forth in this Agreement.

(ii) To the extent within the Service Provider’s control, the Service Provider shall not, and shall cause its Affiliates not to, place any Encumbrances on the Company Group Assets. To the extent within the Service Provider’s control, the Service Provider shall also keep the Company Group Assets free from any Encumbrances arising under Contracts or Permits binding on the Company Group Assets or operation of law, in each case, except for (A) Permitted Encumbrances, and (B) Encumbrances placed on the Company Group Assets by the Company Group, or by the Service Provider at the direction of a member of the Company Group following Company Approval.

(c) Annual Budget. With respect to the Service Provider’s activities under this Agreement, the Service Provider agrees to: (i) operate in a manner that is consistent with the applicable Annual Budget then in effect for the Company, except (A) as otherwise authorized by Company Approval, or (B) with respect to expenditures (1) strictly necessitated by an Emergency, or (2) not to exceed [***] on a line-item basis (other than with respect to G&A Expenses which shall be [***]), and (ii) not to take any action that is inconsistent with any written direction given by the Company to the Service Provider, except to the extent required by applicable law or the terms of any Contract, Permit, license or other agreement to which the Business or any of the Company Group Assets or the assets of the Service Provider or any of its Subsidiaries is bound. No later than sixty (60) days prior to the end of each Fiscal Year during the term of this Agreement, the Service Provider shall prepare in good faith and deliver to the Company for its review a draft Annual Budget for the Company’s operations in respect of the following Fiscal Year.

(d) Continuous Improvement and Best Practices.

(i) The Service Provider shall on a continuous basis (i) use commercially reasonable efforts to identify ways to improve the Services from the perspective of the Company Group, and (ii) identify, seek Company Approval for, and after obtaining Company Approval apply, proven techniques and tools from other installations and organizations that the Service Provider reasonably believes would benefit the Company Group operationally or financially, on a cost-effective basis. The Service Provider shall, from time to time, include updates with respect to such improvements, techniques and tools in the reports provided to the Company Group pursuant to this Agreement. The Service Provider shall consider in good faith suggestions and proposals for such improvements, techniques and tools by the Company Group. The Service Provider shall make available to the Company Group all enhancements or new features to the Services that the Service Provider generally makes available to the Service Provider’s other customers on substantially the same terms. The Service Provider shall utilize all of the best, most appropriate, and most current assets of Service Provider and its Affiliates that are useful for the Business (including current and future technology and intellectual property, and any improvements thereof, created by Service Provider and its Affiliates at the time of design of a particular project).

(ii) The Service Provider shall use reasonable best efforts to improve the Services by implementing and applying the improvements, techniques and tools set forth on Schedule II attached to this Agreement by the applicable dates set forth on Schedule II with respect to the assets (including technology and intellectual property) of the Service Provider and its Affiliates. The Service Provider shall deliver monthly progress reports to the Company with respect to each item set forth on Schedule II.

Section 3 Payments and Invoices.

(a) Payment Amounts. Notwithstanding anything to the contrary in this Agreement, other than as may be mutually agreed in writing by the Service Provider and the Company in their sole discretion, this Section 3(a) sets forth the sole payment obligations of the Company with respect to the Service Provider and the Services pursuant to this Agreement. During the Initial Development Period, the Service Provider shall not be reimbursed or otherwise compensated for any costs and expenses. Following the end of the Initial Development Period, and solely to the extent incurred in accordance with the applicable Annual Budget then in effect, the Service Provider will be reimbursed by the Company without duplication (i) an amount equal to the sum of (A) forty-nine percent (49%) of each of (1) the aggregate Out-of-Pocket Expenses incurred and actually paid by the Service Provider in carrying out the Services during the Initial Development Period, and (2) the aggregate G&A Expenses allocable to providing the Services during the Initial Development Period, and (B) the Fixed G&A Fee with respect to the Initial Development Period (such sum, the “Initial Development Period Reimbursement Amount”), and (ii) for each Billing Period following the Initial Development Period, an amount equal to the sum of (A)(1) the Out-of-Pocket Expenses incurred and actually paid by the Service Provider in carrying out the Services and (2) the G&A Expenses allocable to providing the Services, in each case, during such Billing Period, and (B) the Fixed G&A Fee with respect to such Billing Period (such sum, the “Reimbursement Amount”). To the extent that (x) the fees and expenses with respect to a Third-Party Provider are not included in the applicable Annual Budget then in effect for the Company or (y) any individual Out-of-Pocket Expense (or series of related Out-of-Pocket Expenses) is reasonably expected to exceed $25,000, the Service Provider shall obtain Company Approval before causing such Third-Party Provider to provide Services or incurring such Out-of-Pocket Expense, as applicable.

(b) Expense Statements. As promptly as practicable, but in no event later than fifteen (15) days following the end of each Billing Period, the Service Provider shall deliver a statement to the Company for such Billing Period (each, an “Expense Statement”) setting forth the Reimbursement Amount for such Billing Period (and, for the first Expense Statement delivered pursuant to this Section 3(b), the Initial Development Period Reimbursement Amount), together with: (i) a reasonably detailed breakdown of the Out-of-Pocket Expenses and G&A Expenses, as applicable, set forth in the Expense Statement, including a time log per Dedicated Employee during such Billing Period and such Dedicated Employee’s hourly rate; (ii) such other supporting documentation as may be reasonably necessary for the Company to verify the accuracy of such Expense Statement (which, for the avoidance of doubt, shall include any employment agreements or other documentation with regard to such Dedicated Employee); and (iii) the bank account into which the Company shall make payments required by the Expense Statement. No later than thirty (30) days following its receipt of each Expense Statement delivered by the Service Provider, the Company shall pay the Service Provider an amount equal to the undisputed Reimbursement Amount for such Billing Period (and, with regard to the first Expense Statement delivered pursuant to this Section 3(b), the undisputed Initial Development Period Reimbursement Amount) as set forth in such Expense Statement in immediately available funds to the bank account designated by the Service Provider in such Expense Statement. Upon the reasonable request of the Company, the Service Provider shall deliver to the Company a reasonably detailed breakdown of the Services provided by the Occasional Employees for any period subject to such request by the Company, including a time log per Occasional Employee during such period and such Occasional Employee’s hourly rate.

(c) Fee Dispute. If the Company disputes in good faith any charges contained in an Expense Statement delivered pursuant to Section 3(b), the Company, shall submit written notice of such dispute to the Service Provider and may withhold from its payment of the relevant Expense Statement any such disputed amounts, subject to Section 3(d). Upon delivery of such written dispute notice, the Parties shall cooperate and negotiate in good faith and use reasonable efforts to resolve such disputed charges. If the Parties are unable to resolve such disputed charges within thirty (30) days after delivery of the written dispute notice, by written notice to the Company, the Service Provider may elect to submit the remaining disputed items to an independent accounting firm, mutually selected by the Parties (the “Independent Accountant”). The Independent Accountant shall determine the correctness of the disputed charges and shall be entitled to reasonably request and review all the supporting information of the Parties with respect to such dispute. The Independent Accountant shall be instructed to use its reasonable efforts to perform its review and determination as promptly as practical, but in no event later than thirty (30) days following its selection, unless a longer period is agreed upon in writing by the Parties prior to the expiration of the thirty (30)-day period. The determination of the Independent Accountant shall be conclusive and binding on the Parties absent manifest error. Any amounts that are finally determined to have been unpaid by the Company shall be paid to the Service Provider no later than thirty (30) days following the final determination by the Independent Accountant. The Independent Accountant shall allocate its fees and expenses between the Service Provider and the Company based upon the percentage of the disputed fees submitted to the Independent Accountant that is ultimately awarded to the Company, on the one hand, and the Service Provider, on the other hand, such that the Company bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to the Service Provider and the Service Provider bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to the Company.

(d) Late Payments. If the Company fails to pay any charges reflected as due to the Service Provider in any Expense Statement rendered when such amount is due, interest will accrue on the unpaid charges from, but excluding, the due date to, and including, the date payment is actually made at the lesser of: (i) the Prime Rate, computed on an annualized basis and compounded monthly; and (ii) the maximum legal rate of interest permitted by applicable law.

(e) Taxes. With the exception of income taxes of the Service Provider or any of its Affiliates and employment taxes for the Dedicated Employees and Occasional Employees, the latter of which are addressed in Section 3(a), any taxes assessed on the provision of the Services shall be paid either by (i) the member of the Company Group in receipt of the applicable Services, or (ii) the Company on behalf of such other member of the Company Group.

(f)  Fixed G&A Fee Adjustment. No later than thirty (30) days prior to each January 1st following the Effective Date, commencing on January 1, 2022 (the “Redetermination Date”), each Party shall have the right to provide written notice to the other Party that it desires to redetermine the Fixed G&A Fee to be paid by the Company for the twelve (12)-month period following the Redetermination Date because the scope or character of the Services, the duties and obligations under this Agreement performed by the Service Provider hereunder, or the general and administrative costs of the Service Provider have materially changed, or is reasonably expected to materially change in the following twelve (12)-month period, from those performed during the prior twelve (12)-month period. Upon receipt of such written notice, the Parties shall negotiate in good faith with respect to a revised Fixed G&A Fee that reflects reasonable and appropriate compensation to the Service Provider to perform the Services and its duties and obligations hereunder in the following twelve (12)-month period, taking into account all relevant factors, including the Fixed G&A Fee then in effect relative to the actual or expected changes to the scope or character of the Services, the projected changes in general and administrative expenses and any other relevant developments with respect to the Business and the Company. If the Company and the Service Provider agree upon a revised Fixed G&A Fee, then the revised Fixed G&A Fee shall become effective as of the Redetermination Date. If the Company and the Service Provider fail to agree upon a revised Fixed G&A Fee, then the Fixed G&A Fee shall remain unchanged.

Section 4 Revenues and Disbursements.

(a) Company Revenues. Only to the extent authorized by a member of the Company Group, the Service Provider shall have the authority to collect, on behalf of the Company Group, all proceeds and cash attributable to the Business and Company Group Assets (the “Company Revenues”) into one or more bank accounts maintained in the name of the Company (the “Company Bank Accounts”). In performing such collections, if so authorized, the Service Provider shall use its reasonable best efforts to cause, on behalf of the Company Group, all amounts due and owing to the Company Group in respect of the Company Revenues to be paid on a timely basis. The Service Provider shall keep a complete and accurate account of all Company Revenues received on behalf of the Company Group. All Company Revenues received by the Service Provider shall promptly be deposited in the Company Bank Accounts and shall only be disbursed therefrom in accordance with this Agreement. Notwithstanding the foregoing, to the extent the Service Provider or any of its Affiliates receives any Company Revenues in a bank account maintained in the name of the Service Provider or any such Affiliate, the Service Provider shall, or shall cause its Affiliate to, promptly deposit such Company Revenues in the Company Bank Accounts, regardless of whether such deposit is authorized by a member of the Company Group. This Section 4(a) shall not limit the provisions of Section 1(c).

(b) Disbursements of Company Revenues. To the extent requested by a member of the Company Group (but at least at the end of every fiscal quarter or in accordance with the Company LLC Agreement), the Service Provider shall, on behalf of the Company Group, make disbursements of the Company Revenues (i) from time to time as necessary to timely discharge all costs and expenses and other amounts due and owing by the Company Group and attributable to ownership of the Business or the Company Group Assets and other related business activities, including payment of royalties, applicable sales, use, excise, value added and other similar taxes assessed or imposed on the Business, the Company Group Assets or the Company Group and Distributions in accordance with the Company LLC Agreement, and (ii) as and when directed by the Company. This Section 4(b) shall not limit the provisions of Section 1(c).

Section 5 Cooperation; Books and Records and Audit Rights.

(a) Cooperation. During the term of this Agreement, the Parties shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such reasonable cooperation shall include: (i) exchanging information; (ii) providing electronic access to systems used in connection with the Services; and (iii) using commercially reasonable efforts in obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations under this Agreement. The Parties acknowledge that some Services to be provided under this Agreement may require instructions, information or authorization from the member of the Company Group receiving such Services, which the Company agrees to provide, or cause to be provided, to the Service Provider in reasonable time for the Service Provider to provide or procure such Services. On behalf of itself and each member of the Company Group, the Company authorizes the Service Provider as agent of the applicable member of the Company Group to perform the Services and take the actions that the Service Provider is required to take under this Agreement on behalf of the applicable member of the Company Group.

(b) Audit Rights. At its option and sole expense, the Company, or its designee, shall have the right, during regular business hours and upon reasonable advance notice to the Service Provider, to review and copy the books and records regarding the performance of the Services and any books, records and accounts of operations, revenues and expenditures of the Company Group in respect of the Company Group Assets maintained by the Service Provider (the “Records”) to verify and evaluate the performance by the Service Provider of its obligations under this Agreement and to audit and examine such Records.

Section 6 Term; Termination.

(a) Term; Termination. The term of this Agreement and the obligation of the Service Provider with respect to the provision of the Services under this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated pursuant to this Section 6. For the avoidance of doubt, this Agreement shall not terminate solely as a result of the Commitment Amount having been funded in full, the end of the Commitment Period or a Monetization Event. Subject to the provision of transition services pursuant to Section 6(e), this Agreement may be terminated:

(i) by the mutual written agreement of the Parties;

(ii) by the Company for convenience at any time upon thirty (30) days’ written notice to the Service Provider;

(iii) subject to compliance with Section 6(b), by either Party upon written notice to the other Party (a “Breach Notice”), in the event such other Party materially breaches this Agreement and such breach is incurable or such other Party fails to cure such breach to the reasonable satisfaction of the non-breaching Party (A) with respect to breaches of a Party’s payment obligations (when due), within five (5) Business Days after receipt of such written notice, or (B) with respect to all other breaches, within fifteen (15) days following receipt of such written notice (or if such breach is not reasonably curable within such fifteen (15)-day period, within such longer period as may be agreed by the non-breaching Party in its sole discretion) (as applicable, the “Cure Period”); provided, that in the case of termination by Service Provider, the Company’s breach of this Agreement was not caused primarily by the actions or inactions of Service Provider or any Dedicated Employee or Occasional Employee;

(iv)   by the Service Provider upon written notice to the Company in the event that the Company or any of its Affiliates institutes or voluntarily joins in a Challenge with respect to a patent or patent application controlled by Nuvve; provided, that such Challenge was not instituted in response to claims by Nuvve, its Affiliates, or its or their licensees that the Company or its Affiliates is infringing or has infringed a patent or patent application controlled by Nuvve;

(v) by the Service Provider at any time upon ninety (90) days’ written notice to the Company following the Commitment Period if at the time such notice is delivered, the Company has not approved any Business Opportunities that would utilize vehicle-to-grid technology primarily due to the failure to obtain Special Approval; or

(vi)   by either Party upon thirty (30) days’ written notice to the other Party following the earliest to occur of (A) the date that is the third (3rd) anniversary of the consummation of an initial public offering of the Company, (B) the date that is the third (3rd) anniversary of the date that Nuvve or its Permitted Transferees no longer own any equity interests in the Company and (C) the date that is the fifth (5th) anniversary of the date on which Nuvve Parent does not, directly or indirectly, have the right to designate a majority of the Board.

(b) Disputed Breach. Upon the receipt of a Breach Notice pursuant to Section 6(a)(iii), if such Party alleged to be in material breach of this Agreement disputes in good faith whether such a material breach has occurred or whether such breach is incurable or has been cured during the Cure Period, such Party shall submit written notice of such dispute to the non-breaching Party within five (5) days after the receipt of such Breach Notice. Upon delivery of such written dispute notice, the Parties shall cooperate and negotiate in good faith and use reasonable efforts to resolve such dispute. If the Parties are unable to resolve such dispute within ten (10) days after delivery of the written dispute notice, by written notice to the non-breaching Party, the Party alleged to be in material breach of this Agreement may elect to, within three (3) days following the end of such ten (10)-day period, submit the dispute to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, by three arbitrators, of whom each Party shall appoint one and the third shall be chosen by the other two arbitrators. The decision of a majority of the arbitrators shall be final and binding on the Parties and may be enforced before any court of competent jurisdiction and cannot be the subject of any appeal. The place of arbitration shall be New York, New York. The arbitration and all related proceedings and discovery shall take place pursuant to a protective order entered by the arbitrators that adequately protects the confidential nature of each Party’s Confidential Information. Unless otherwise agreed by the Parties, the arbitration proceeding shall commence as soon as practicable following such submission (and not later than three (3) days following such submission), shall be completed as soon as reasonably practicable (and not continue for longer than ten (10) days from commencement) and the arbitrators shall issue their decision within five (5) days after the conclusion of the proceeding. Each of the Company and the Service Provider shall bear its own costs relating to such arbitration; provided, that (x) if such arbitration results in a decision in favor of the Company, the Service Provider shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred with respect to such arbitration (including all costs of such arbitration), and (y) if such arbitration results in a decision in favor of the Service Provider, the Company shall reimburse the Service Provider for all of its reasonable and documented out-of-pocket expenses incurred with respect to such arbitration (including all costs of such arbitration).

(c) Effect of Termination. If the Parties mutually agree to the termination of this Agreement pursuant to Section 6(a)(i), such termination of this Agreement shall become effective as of such agreed upon date. If the Company delivers written notice of termination of this Agreement pursuant to Section 6(a)(ii), such termination of this Agreement shall become effective as of the effective date of termination specified by the Company in such notice. If the Service Provider delivers written notice of termination of this Agreement pursuant to Section 6(a)(iv) or Section 6(a)(v), such termination of this Agreement shall become effective as of the effective date of termination specified by the Service Provider in such notice. If a Party delivers a Breach Notice pursuant to Section 6(a)(iii), the termination of this Agreement will be effective upon (i) the expiration of the Cure Period or (ii) if such Party alleged to be in material breach delivers a timely written notice in accordance with Section 6(b) and the arbitration results in a decision that such Party is in material breach, five (5) days after the conclusion of the procedures set forth in Section 6(b) if such Party does not cure such material breach to the reasonable satisfaction of the non-breaching Party; provided, that if the Company is the Party alleging breach and such arbitration results in a decision in favor of (x) the Company, such termination shall be deemed to be made pursuant to Section 6(a)(iii), or (y) the Service Provider, such termination shall be deemed to be made pursuant to Section 6(a)(ii). Upon termination of this Agreement for any reason, the Company shall pay the Service Provider for all Services performed up to the effective date of termination in accordance with this Agreement.

(d) Survival. Notwithstanding anything to the contrary herein, Section 5(b) (Audit Rights), Section 6(c) (Effect of Termination), Section 6(d) (Survival), Section 6(e) (Transition Services), Section 7 (Confidentiality), Section 8 (Data Matters), Section 9 (Indemnification), Section 11 (Non-Solicit) and Section 16 (Miscellaneous) shall survive termination of this Agreement. The termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the effective date of such termination.

(e) Transition Services. Upon termination of this Agreement for any reason, the Service Provider shall, for a period of up to six (6) months following such termination (or such shorter period as indicated in writing by the Company): (i) provide the Company Group all assistance to fully transition the Service Provider’s duties under this Agreement to one or more successor managers designated by the Company, including all services that may be reasonably required in connection with the Company effecting a Monetization Event and terminating this Agreement for convenience in its sole discretion pursuant to Section 6(a)(ii); and (ii) continue to provide such Services as the Company (or its successor(s)) may request in order to maintain the Business and the Company Group Assets until the transition of such Services to the successor manager has been completed. In consideration for transition services rendered by the Service Provider to the Company during a Billing Period, the Company (or its successor(s)) shall pay to the Service Provider the Reimbursement Amount in accordance with Section 3, prorated for the amount of time during which the Service Provider actually renders transition services to the Company during such Billing Period. The other terms of this Agreement shall continue to apply with respect to the provision of such transition services.

Section 7 Confidentiality. Each Party agrees that all Confidential Information shall be kept confidential and shall not be disclosed by either Party in any manner whatsoever. Notwithstanding the foregoing, Confidential Information may be disclosed by the Service Provider or the Company solely to its respective managers, directors, partners, employees, advisors, counsel, accountants, agents or any of its Affiliates who need to know such information for the purpose of providing the Services, in the case of the Service Provider, or receiving the Services, in the case of the Company, pursuant to this Agreement or otherwise complying with its obligations under this Agreement. In connection with any disclosure pursuant to the previous sentence, the Service Provider and the Company, as applicable, will: (i) inform such Persons of the confidential nature of such information; (ii) direct and cause them to agree to treat such information in accordance with the terms of this Section 7; and (iii) be liable for any breach of this Section 7 by any such Person. In addition, disclosure of Confidential Information may be made by the either Party to the extent the other Party consents in writing. Either Party may also disclose Confidential Information to the extent required by law, including the rules of any securities exchange, or in response to legal process, applicable governmental regulations or governmental agency request, but only that portion of such Confidential Information which, in the opinion of the Party’s counsel, is required or would be required to be furnished to avoid liability. In the event of a disclosure made pursuant to the prior sentence, the disclosing Party shall: (A) notify the other Party of its obligation to provide such Confidential Information prior to disclosure (unless notification is prohibited by applicable law or court order); and (B) cooperate to protect the confidentiality of such Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information (irrespective of the form of communication or whether or not such information is marked as confidential or proprietary) obtained or received by or on behalf of either Party about or concerning the other Party or any of its Affiliates or any of their respective businesses, assets or companies or otherwise in connection with this Agreement, including the terms and existence of this Agreement and the activities pertaining thereto. Confidential Information shall not include, however, information which (1) was or becomes generally available to the public other than as a result of a breach of this Agreement (or any Person for which the Party would be liable pursuant to this Section 7), (2) was or becomes available to the Party from a source other than the other Party; provided that, such source is not bound by a duty of confidentiality with respect to such information; or (3) was independently developed by the Party without use of or reference to Confidential Information.

Section 8 Data Matters.

(a) Ownership of Company Data. The Company Group shall own all Company Data. To the extent ownership of any Company Data does not automatically vest in the Company Group by operation of law, the Service Provider shall assign, and hereby assigns, all right, title, and interest in and to the Company Data (including any intellectual property rights associated with such data) to the Company Group. The Company Group will grant, and hereby grants, to the Service Provider a non-exclusive, perpetual, royalty-free, non-sublicense license to the Company Data for the Service Provider’s internal business purposes. The Service Provider shall not sell, license, or publicly disclose the Company Data; provided, that the Service Provider may publicly disclose the Company Data for a bona fide business purpose (x) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) through reports, charts, infographics or other work product to the extent based upon aggregated de-identified Company Data.

(b) Ownership of Service Provider Data. The Service Provider shall own the Service Provider Data. To the extent ownership of any Service Provider Data does not automatically vest in the Service Provider by operation of law, the Company Group shall assign, and hereby assigns, all right, title, and interest in and to the Service Provider Data (including any intellectual property rights associated with such data) to the Service Provider. The Service Provider will grant, and hereby grants, to the Company Group a non-exclusive, perpetual, royalty-free, non-sublicense license to the Service Provider data for the Company Group’s internal business purposes. Upon the reasonable request of the Company, the Service Provider shall provide access to the Company to the Service Provider Data through the platform that the Service Provider utilizes to access such data, and in the event that such platform is unable to provide the Company with the Service Provider Data, the Service Provider shall then provide a copy of the Service Provider Data in a format specified by the Company Group. The Company Group shall not sell, license, or publicly disclose the Service Provider Data; provided, that the Company Group may publicly disclose the Service Provider Data for a bona fide business purpose (x) with the prior written consent of the Service Provider (not to be unreasonably withheld, conditioned or delayed) or (y) through reports, charts, infographics or other work product to the extent based upon aggregated de-identified Service Provider Data.

(c) Data Protection. The Service Provider shall develop, test and implement business continuity and disaster recovery plans with respect to the provision of Services and the operation of the Business. The Service Provider will limit access to the Company Group’s data and systems only to those personnel of the Service Provider with a bona fide need to have such access in connection with provision of the Services or operation of the Business. The Service Provider shall (i) maintain commercially reasonable technical and organizational measures to prevent any unauthorized access to any of the Company Group’s data or systems, (ii) not tamper with, compromise, or circumvent any security or audit measures employed by the Company Group, and (iii) not erase or overwrite any of the Company Group’s data or information on storage media that is a part of the Company Group’s systems. Promptly upon discovery of any breach of security with respect the Company Group’s systems, or any authorized access to or loss of any Company Group data, the Service Provider shall (A) reasonably promptly notify the Company, explaining the nature and scope of the incident and assist and cooperate in any forensic investigation, and (B) reasonably support the Company Group with respect to any breach notification, breach remediation, and identity protection services that the Company Group reasonably determines need to be furnished as a result of the incident.

Section 9 Indemnification.

(a) Except in the case of gross negligence, fraud, bad faith or willful misconduct in its performance of (or failure to perform) the duties and functions of the Service Provider or material breach of this Agreement by the Service Provider or its Affiliates or any Third-Party Provider (other than any Third-Party Provider engaged directly by the Company), as applicable, with respect to this Agreement, neither the Service Provider nor any of its Affiliates nor their respective directors, officers, employees, managers, members, partners, controlling Persons, equityholders, agents and representatives (collectively, the “Indemnified Service Provider Persons”) shall bear (except in connection with the Service Provider’s or its Affiliate’s equity interest in the Company as a member) any losses, damages, claims, costs and expenses (including legal expenses) (“Liabilities”) resulting from performing (or failing to perform) the Services. Except in the case of gross negligence, fraud, bad faith or willful misconduct in its performance of (or failure to perform) the duties and functions of the Service Provider or material breach of this Agreement by the Service Provider or its Affiliates or any Third-Party Provider (other than any Third-Party Provider engaged directly by the Company), as applicable, with respect to this Agreement, the Company shall defend, indemnify, and hold harmless the Indemnified Service Provider Persons in respect of any Liability suffered, incurred or sustained by any Indemnified Service Provider Person or to which it becomes subject, however so arising whether under tort, contract, negligence, strict liability or otherwise, resulting from, arising out of, or relating to or in connection with, the performance of (or failure to perform) this Agreement.

(b) Notwithstanding Section 9(a), the Service Provider shall defend, indemnify, and hold harmless the Company Group and its Affiliates and their respective directors, officers, employees, managers, members, partners, controlling Persons, equityholders, agents and representatives from any Liabilities resulting from, arising out of, or relating to (i) the Service Provider’s or its Affiliate’s or any Third-Party Provider’s (other than any Third-Party Provider engaged directly by the Company) gross negligence, fraud, bad faith or willful misconduct in its performance of (or failure to perform) the duties and functions of the Service Provider or material breach of this Agreement by the Service Provider or its Affiliates or any Third-Party Provider (other than any Third-Party Provider engaged directly by the Company), as applicable, with respect to this Agreement, and (ii) any claims, demands, actions, suits or proceedings alleging that the Company Group is infringing or has infringed the intellectual property rights of a third party.

(c) In no event shall either Party, its Affiliates or their respective directors, officers, employees, managers, members, partners, controlling Persons, equityholders, agents and representatives have any Liability under any provision of this Agreement for any punitive or special damages, damages that are not reasonably foreseeable, or damages for loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault, except (i) to the extent an indemnitee under this Agreement is required to pay such damages to a third party, or (ii) in the case of a breach of Section 7.

Section 10 Insurance. The Service Provider shall obtain and maintain insurance policies in respect of the Business and the Company Group Assets and properties of the Company Group with a minimum amount in coverage that is customary for the Business in accordance with prudent industry standards and practices, including any insurance required by any applicable law.

Section 11 Non-Solicit. For the term of this Agreement and for [***] following the termination of this Agreement, the Service Provider shall not, and shall cause its Affiliates not to, solicit for hire or hire any Company Employees (or any former Company Employee until [***] after such Company Employee’s employment has ended or such shorter period as may be reasonably requested by the Service Provider and with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed)); provided, however, that the Service Provider shall not be prohibited from soliciting or employing any such person (x) through any recruiting firm or general solicitation process that has not been directed to target the Company Employees or (y) that has been terminated by the Company with Special Approval.

Section 12 Force Majeure. The Service Provider shall not be held liable to the Company Group nor be deemed to have defaulted under or breached this Agreement for any failure or delay in performing any obligation under this Agreement to the extent that (a) such failure or delay is caused by or primarily results from events or circumstances that could not have reasonably been prevented or avoided, which may include epidemics, pandemics, embargoes, war, acts of war (whether declared or not), terrorism, rebellions, insurrections, riots, civil commotions, strikes, slowdowns, lockouts, fires, explosions, floods, earthquakes, hurricanes, tornadoes, lightning, ice storms, acts, omissions or delays in acting by any Governmental Entity or Company Group member, (b) the Service Provider uses commercially reasonable efforts to remedy such failure or delay, and (c) the Service Provider provides prompt written notice to the Company of such failure or delay.

Section 13 IP Enforcement. In the event that either Party becomes aware of any infringement by a third party of any issued patent owned by the Service Provider and covering the technology used to provide the Services to the Company Group (an “Infringement”), it will notify the other Party in writing to that effect. The Service Provider shall use commercially reasonable efforts to seek to obtain a discontinuance of such Infringement or bring and prosecute an action against any such third party infringer. The Company Group shall have the right to participate in any such action, at its own expense using counsel of its choice.

Section 14 IT Matters.

(a) The Service Provider represents and warrants that (i) it has taken commercially reasonable security measures to protect the integrity of its computer systems, including measures designed to protect against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information, including by implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and (ii) Service Provider’s computer systems (A) are sufficient for the immediate and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (B) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Business and the provision of the Services.

(b) The Service Provider shall (i) take commercially reasonable security measures to protect the integrity of its computer systems, including measures designed to protect against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information, including by implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and (ii) maintain computer systems that (A) are sufficient for the immediate and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (B) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Business and the provision of the Services.

Section 15 Definitions. As used in this Agreement, the following terms have the meanings set forth or referred to below:

“Agreement” has the meaning set forth in the preamble.

“Billing Period” means each calendar month after the Initial Development Period during the term of this Agreement or each month during which the Service Provider provides transition services pursuant to Section 6(e); provided, that the first Billing Period shall include any partial calendar month prior to the first full calendar month after the Initial Development Period.

“Breach Notice” has the meaning set forth in Section 6(a)(iii).

“Challenge” means any challenge to the validity or enforceability of a patent claim, including by (a) filing a declaratory judgment action in which the claim is alleged to be invalid or unenforceable, (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of the claim, or provoking or becoming party to an interference with the claim pursuant to 35 U.S.C. §135 or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against the claim, or petitioning for any form of administrative or judicial (or arbitration) review of the claim, including post-grant review, inter partes review, or opposition proceedings.

“Company” has the meaning set forth in the preamble.

“Company Approval” means the approval of the Company pursuant to the requirements set forth in Section 5.7 and Section 5.8 of the Company LLC Agreement.

“Company Bank Accounts” has the meaning set forth in Section 4(a).

“Company Data” means all data (including all vehicle related data) generated by the operation of the Business, including the operation of electric buses, vehicles, transportation assets, and related charging infrastructure and ancillary assets acquired, owned, sold, leased, developed or managed by the Company, and related equity, debt, or other financing (e.g., battery charge level, battery discharge rates, charge time, usage statistics, average speed, distance traveled, electricity consumption, vehicle routing data, vehicle maximum range, battery performance health (and degradation) and maintenance data). For clarity, Company Data does not include Service Provider Data.

“Company Employee” has the meaning set forth in Section 1(b)(iii).

“Company Group” has the meaning set forth in the recitals.

“Company Group Assets” has the meaning set forth in the recitals.

“Company LLC Agreement” has the meaning set forth in the recitals.

“Company Revenues” has the meaning set forth in Section 4(a).

“Confidential Information” has the meaning set forth in Section 7.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Cure Period” has the meaning set forth in Section 6(a)(iii).

“Dedicated Employee” has the meaning set forth in Section 1(b)(i).

“Emergency” means, as determined in the reasonable good faith discretion of the Service Provider, any event that causes or is reasonably likely to risk causing (a) substantial damage to any of the Company’s assets or the property of any other Person, (b) death of or injury to any natural person, or (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment.

“Encumbrance” means any pledges, restrictions on transfer, proxies and voting or other agreements, liens (statutory or otherwise), conditional sale, trust receipt, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude, claims, charges, mortgages, security agreements or interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever with respect to any property of any kind.

“Expense Statement” has the meaning set forth in Section 3(b).

“Fixed G&A Fee” means (a) with respect to the Initial Development Period, an aggregate amount equal to $13,333.33 (or such amount set forth in the applicable Annual Budget) for each calendar month during the Initial Development Period (prorated for partial calendar months during the Initial Development Period), and (b) after the Initial Development Period, with respect to each Billing Period, an amount equal to $13,333.33 (or such amount set forth in the applicable Annual Budget) (prorated for any partial calendar month during such Billing Period), in each case, as may be redetermined pursuant to Section 3(f).

“G&A Expenses” means employee wages, bonuses, severance payments, employment taxes (including social security taxes and unemployment taxes), and benefits (including employee contributions) incurred by the Service Provider or its Affiliates for Dedicated Employees. For the avoidance of doubt, G&A Expenses shall not include any costs of equity awards for Dedicated Employees.

“Indemnified Service Provider Persons” has the meaning set forth in Section 9(a).

“Independent Accountant” has the meaning set forth in Section 3(c).

“Infringement” has the meaning set forth in Section 13.

“Initial Development Period” means the period of time commencing on the Effective Date and ending on the date the Company has entered into Qualifying Contracts with third parties to spend at least $25,000,000, in the aggregate, of capital expenditures.

“Initial Development Period Reimbursement Amount” has the meaning set forth in Section 3(a).

“Liabilities” has the meaning set forth in Section 9(a).

“Occasional Employee” has the meaning set forth in Section 1(b)(ii).

“Out-of-Pocket Expenses” means the out-of-pocket costs and expenses reasonably incurred by the Service Provider in connection with providing the Services under this Agreement (but excluding for the avoidance of doubt any G&A Expenses), including any (a) fees of Third-Party Providers utilized in the provision or support of the provision of the Services, (b) technology costs, licensing fees, and the fees and expenses of audit, tax, accounting, legal and other advisors attributable to or otherwise allocated to the provision of the Services, and (c) the costs of insurance maintained by the Service Provider or its Affiliates on behalf of the Company Group pursuant to this Agreement (but only the portion of such costs associated with the cost of insurance maintained for assets solely used for the benefit of the Company Group). For the avoidance of doubt, Out-of-Pocket Expenses shall not include any costs or expenses for Occasional Employees.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Entity.

“Permitted Encumbrance” means (a) any Encumbrance for taxes that is not yet due and payable or is being contested in good faith by appropriate proceedings, (b) any Encumbrance in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrance arising by operation of law or in the ordinary course of business that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material Company Group Asset, (c) any zoning, building code, land use, planning, entitlement or similar restriction, limitation, law or regulation imposed by any Governmental Entity that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material Company Group Asset, and (d) any Encumbrance created with Company Approval.

“Qualifying Contracts” means contracts or agreements relating to Business Opportunities that are Qualifying Opportunities and have been approved by Special Approval.

“Records” has the meaning set forth in Section 5(b).

“Redetermination Date” has the meaning set forth in Section 3(f).

“Reimbursement Amount” has the meaning set forth in Section 3(a).

“Service Provider” has the meaning set forth in the preamble.

“Service Provider Data” means the data outputs created by the Service Provider in connection with the Services under this Agreement, including all data created by the software platform used by the Service Provider to deliver the Services hereunder. For clarity, Service Provider Data does not include Company Data.

“Services” has the meaning set forth in Section 1(a).

“Third-Party Providers” has the meaning set forth in Section 1(d)(ii).

Section 16   Miscellaneous.

(a) Entire Agreement; Amendments; Waivers. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between the Parties with respect to the contents hereof. This Agreement may be amended, and any provision of this Agreement may be waived, in each case only in accordance with this Section 16(a). Any amendment shall be binding only if such amendment is set forth in a writing executed by both of the Parties; provided, that the Company may amend Schedule I to remove any Service in its sole discretion by delivery of notice to the Service Provider, and the Service Provider shall cease providing, such Service as soon as reasonably practicable after receipt of such notice. Any waiver shall be binding only if such waiver is set forth in a writing executed by the Party against which enforcement is sought. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(b) Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a Party to any other Party must be in writing and is duly given (i) one (1) Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other Party, with overnight service guaranteed, all charges paid and proof of receipt requested, (ii) when delivered in person to such other Party or (iii) when sent via email (utilizing the delivery receipt, read receipt or similar function), on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. In each case, the notice or communication should be addressed as follows, or to such other address as a Party may specify by notice given in accordance with this Section 16(b):

If to the Service Provider:

Nuvve Holding Corp.
2468 Historic Decatur Road
San Diego, California 92106
Attention: Gregory Poilasne and Stephen Moran
Email: [***]

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: [***]

If to the Company:

Levo Mobility LLC

2468 Historic Decatur Road

San Diego, California 92106
Attention: Board of Managers; Gregory Poilasne and Stephen Moran; Trent Kososki, William Demas and Adrienne Saunders
Email: [***]

with a copy to (which shall not constitute notice):

Stonepeak Partners LP
55 Hudson Yards
550 W 34th Street, 48th Floor

New York, NY 10001
Attention: Trent Kososki, William Demas and Adrienne Saunders
Email: [***]

and

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C.
Email: [***]

and

Evolve Transition Infrastructure LP

1360 Post Oak Blvd

Suite 2400

Houston, TX 77056

Attention: Charles Ward

Email: [***]

and

Sidley Austin LLP

1000 Louisiana Street

Suite 5900

Houston, TX 77002

Attention: Cliff Vrielink and George Vlahakos

Email: [***]

(c) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) by either Party without the prior written consent of the other Party; provided, that (i) the Service Provider may assign its rights and obligations under this Agreement to any of its Affiliates so long as (x) the Service Provider shall remain liable for its obligations under this Agreement, whether or not assigned, (y) such Affiliate has the ability to provide, and does provide, such Services substantially in the same manner as immediately prior to such assignment and in accordance with the standard of performance set forth in Section 2 and the other terms of this Agreement and (z) such Affiliate is a wholly-owned or controlled subsidiary of Nuvve Holding Corp., a Delaware corporation, and (ii) the Company may (x) assign, sell or transfer (including by operation of law) this Agreement in its entirety to a successor pursuant to a sale of all or substantially all of its assets of the Company, and (y) pledge this Agreement as collateral security in connection with debt financing. Any attempted assignment or delegation in contravention of this Agreement shall be null and void.

(d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. It is the intention of the Parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

(e) Parties in Interest; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 9 and Section 16(o), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

(g) No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as a joint agreement. As a result, the understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h) Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement. Consequently, the captions and headings shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or heading had been used in this Agreement.

(i) Governing Law. This Agreement, and any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction.

(j) CONSENT TO JURISDICTION. Each Party hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, as the appropriate, sole and exclusive venue to for purposes of any suit, action or other proceeding under or arising out of, or matter of interpretation of, this Agreement or the rights of the Parties under this Agreement. EACH PARTY: (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS; (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE COURTS DESCRIBED IN THIS SECTION 16(j). EACH PARTY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY. NOTWITHSTANDING THE FOREGOING, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(k) WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THE OTHER PARTY HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THE OTHER PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. EACH PARTY FURTHER AGREES THAT THE WAIVER SET FORTH IN THIS section 16(k) SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(l) Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any Party is entitled to at law or in equity.

(m) Payments Under Agreement. Each Party agrees that all amounts required to be paid under this Agreement shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required pursuant to this Agreement (with time being of the essence).

(n) Relationship of the Parties.

(i) So long as the Service Provider is in compliance with the standards set forth in Section 2(a) above, it is the express intent of the Parties that the Service Provider is to provide the Services in the manner it deems appropriate, independent of the Company, and neither the Service Provider nor the persons (including Third-Party Providers) it utilizes in connection with its provision of the Services shall be agents or employees of the Company solely as a result of this Agreement or the Service Provider’s provision of the Services. This Agreement shall not be construed as one of partnership, agency, joint venture or employment between the Service Provider and the Company, and the rights, duties, obligations and liabilities of each of the Parties under this Agreement shall be individual, not collective or joint. As between the Parties, (A) it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust, (B) the Service Provider is not the actual or implied agent for the Company, and (C) the Service Provider has the exclusive authority to control and direct the specific means, method and manner of performance of the details of the Services to be provided under this Agreement, subject in each case, to the terms and conditions of this Agreement and the Company LLC Agreement.

(ii) Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as required for the provision of the Services, the Service Provider agrees that neither it nor any of the persons (including Third-Party Providers) it utilizes in connection with its provision of the Services shall hold itself out as an agent of the Company or make any elections or consent to any actions under any Contracts on behalf of the Company, unless otherwise expressly authorized or agreed in writing by the Company.

(o) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Contract delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder. Each Party to this Agreement further acknowledges and agrees that it has no rights of recovery, whether under this Agreement or under any Contracts delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 16(o) shall have equal application to any and all claims whether sounding in tort, contract or otherwise. The prohibition set forth in this Section 16(o) shall apply with equal application to any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties. The prohibitions set forth in this Section 16(o) shall apply without regard to whether the claim is asserted by means of attempting to pierce the corporate veil or through a claim by or on behalf of such Party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Parties to this Agreement further expressly agree and acknowledge that no personal liability whatsoever shall attach to or otherwise be incurred by any of the Persons or entities referenced in this Section 16(o) for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(p) Interpretation. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement effective as of the Effective Date.

LEVO MOBILITY LLC

By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Authorized Signatory

Nuvve Holding Corp.

By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Chairman and Chief Executive Officer

Signature Page to
Development Services Agreement

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